EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in each of the Registration Statement on Form S-3 (333-131758), Registration Statement on Form S-3 (333-129501), Registration Statement on Form S-3 (333-124998), Registration Statement on Form S-8 (333-132479), Registration Statement on Form S-8 (333-108363), and Registration Statement on Form S-8 (333-108362) of Syntax-Brillian Corporation of (i) our report dated July 12, 2006, relating to the consolidated balance sheets of Vivitar Corporation and Subsidiaries as of December 31, 2005 and 2004 and the related consolidated statements of operations, stockholder’s deficit and comprehensive loss and cash flows for the years then ended and (ii) our report dated March 22, 2006 relating to the consolidated balance sheets of Vivitar Corporation and Subsidiaries as of December 31, 2004 and 2003 and the related consolidated statements of operations, stockholder’s deficit and comprehensive loss and cash flows for the years then ended, which reports are included in this Amendment No. 2 to Current Report on Form 8-K/A.

/s/ Moss Adams LLP

Los Angeles, California
April 2, 2007